SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (date of earliest event reported)

September 29, 2003

Halliburton Company

(Exact name of registrant as specified in its charter)

Delaware	1-3492	No. 75-2677995
State or other jurisdiction	Commission File Number of incorporation	IRS Employer Identification Number

1401 McKinney, Suite 2400

Houston, Texas 77010

(Address of principal executive offices)

Registrant’s telephone number,

including area code – 713-759-2600

INFORMATION TO BE INCLUDED IN REPORT

Item 9. Regulation FD Disclosure

On September 29, 2003 registrant issued a press release entitled “Halliburton Will Not Request Stay Extension.”

The text of the press release is as follows:

HALLIBURTON WILL NOT REQUEST STAY EXTENSION

HOUSTON, Texas - Halliburton (NYSE: HAL) announced that it will not request an extension of the Harbison-Walker bankruptcy court’s temporary restraining order which expires on September 30, 2003. The temporary restraining order, which has been extended several times since it was originally entered on February 14, 2002, has stayed more than 200,000 pending asbestos claims against DII Industries. Halliburton said that the stay has been helpful in providing an opportunity in which to negotiate a settlement of asbestos and silica claims against the company.

On September 22, 2003, Halliburton announced that DII Industries, Kellogg Brown & Root, and the other affected subsidiaries (“DII/KBR”) have begun the solicitation process in connection with the planned asbestos and silica settlement and could be in a position to make the pre-packaged Chapter 11 filing this November should remaining conditions be satisfied.

Halliburton also noted that under the terms of the bankruptcy court’s order, DII Industries is not obligated to respond to discovery concerning any of the stayed claims, including the Harbison-Walker claims, until November 1, 2003, and trial dates cannot be set before January 1, 2004. Regardless of the expiration of the court’s temporary restraining order, asbestos and silica claims will automatically be stayed upon a DII/KBR Chapter 11 filing.

Remaining conditions to a Chapter 11 filing by the affected Halliburton subsidiaries include completion of definitive financing arrangements, approval of the plan of reorganization by required creditors, including at least 75% of known present asbestos claimants, and Halliburton board approval. Also, as a result of an increase in the estimated number of current asbestos claims, the cash required to fund the settlement may modestly exceed $2.775 billion. If this occurs, the company would need to reach an agreement with the claimant representatives to adjust the settlement matrices to reduce the overall amounts or increase the amounts the company would be willing to pay to resolve its asbestos and silica liabilities, resulting in an additional condition to a Chapter 11 filing.

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company’s World Wide Web site can be accessed at www.halliburton.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: September 30, 2003	By:	/s/ Margaret E. Carriere

Margaret E. Carriere Vice President and Secretary